Exhibit 99.2

NetRatings

April 29, 2005

Mr. Forrest Didier

Dear Forrest:

We are delighted that you will be joining the NetRatings organization as Managing Director, Asia-Pacific/Latin America (APLA), employed by NetRatings Australia Pty. Limited, reporting to Bill Pulver, President and Chief Executive Officer, NetRatings, Inc. Employment under this agreement will commence on May 2, 2005, with a minimum two-year commitment, unless mutually agreed otherwise.

In this role, based in Sydney, you will serve as a member of the NetRatings Global Leadership Team and also represent NetRatings at Board of Directors meetings for our joint ventures in Japan and Latin America. Your responsibilities will include, but are not limited to:

o    P&L responsibility for NetRatings' business in APLA.

o Assessment and execution of sensible expansion opportunities in the APLA region.

Terms and Conditions
--------------------

Remuneration:

1. Your annual base salary in this position will be AUD $268,000, exclusive of Compulsory Superannuation. Contingent on the Superannuation treatment, NetRatings will either pay into the local fund or make a payment directly to you equal to 9% of your base salary. Inclusive in your annual base salary will be relevant Living Away from Home Allowances for food and accommodation that will be established and calculated on your arrival (Please see appendix 1 and 2 for further explanation).

2. Your annual bonus opportunity will be 50% of your annual base salary (bonus is AUD $134,000 currently), payable in accordance with the terms of the NetRatings Executive Bonus Plan. NetRatings Executives are measured against specific objectives including company financial performance, divisional financial performance and individual goals. The NetRatings bonus period runs from January 1 - December 31, with bonuses paid each year in mid-March. You will qualify for a pro rata payment for the 2005 bonus year and any bonus year in which your employment is terminated under clause 12.

3. You will be granted a NetRatings Restricted Stock Grant of 20,000 performance-based shares and 10,000 time-based shares. This is a one-time grant, with future grants made at the discretion of the NetRatings Board of Directors. Complete details regarding the NetRatings Restricted Stock Plan will be communicated separately.

4. The base salary may be increased from time to time at the discretion of the Board of Directors. Salary reviews are conducted annually during the Performance Appraisal period held each January. Salary increases, if awarded, are effective in March of each year.

Relocation:

5. NetRatings will provide reimbursement for reasonable relocation expenses from Hong Kong to Sydney, and for moving stored goods from Chicago to Sydney via the most cost-effective vendor as practicable. In all cases, NetRatings will review expense claims prior to payment.

6. NetRatings will provide reimbursement (economy class travel) for your family to travel from Hong Kong to Sydney for one house-hunting trip prior to relocation.

7.   NetRatings will cover your visa and immigration expenses.

8. To ensure a smooth transition for you and your family, NetRatings will provide one-time access to two-day Home Search and Settling in program, one-day Education Program, one local tax briefing and Employee Management Services (billed hourly) through KPMG's Sydney office. We have budgeted AUD$5,500 for these services.

9. NetRatings will provide reasonable relocation expenses for you and your family (economy-class tickets, shipment of household goods and other reasonable expenses) to return to the U.S. after a minimum two-year commitment. Real estate expenses - i.e. commissions - are not covered by NetRatings.

10. Should you leave voluntarily, or if you are terminated "with cause" at the discretion of the Company, within the first 12 months of your assignment, all expenses related to your relocation from Hong Kong to Sydney will be refundable to NetRatings.

Separation:

11. NetRatings reserves the right to terminate your employment without notice for serious or gross misconduct and compensation (base salary only) will be made only through the termination date. NetRatings assumes no relocation responsibility should your termination be made "for cause".

12. Should NetRatings terminate your employment without cause, or if your employment terminates a result of an "involuntary termination", you will be entitled to severance payment equal to six months of your base salary (i.e. base salary is AUD$268,000 currently) and relocation benefits as noted in section 9 above. "Involuntary termination" shall mean (i) without your express written consent, the reduction of your duties which results in a significant diminution of your position or responsibilities with NetRatings; or (ii) without your express written consent, a material reduction in your salary or bonus (except in the event of a broad reduction affecting the salaries or bonus of all or most company executives).

13. You may voluntarily terminate your employment by providing one month's written notice to NetRatings. Voluntary separation prior to fulfilling a two-year commitment negates NetRatings' obligation to relocate you and your family to the U.S. In addition, per the terms of the NetRatings Bonus Plan, employees who terminate (excluding an involuntary termination described above), during the bonus period and/or prior to the bonus payment date do not qualify for a bonus payment. Upon voluntary separation after a minimum two years, NetRatings will cover relocation benefits as noted in section 9 above.

Other:

14. NetRatings will provide tax preparation assistance for a period of one year following your separation - or for one year following coverage by NMR.

15. You will be required to sign NetRatings' Non-competition and Invention Assignment Agreement.

Your signature below and a signed copy of NetRatings' Non-competition and Invention Assignment Agreement confirm your acceptance of this offer. Countersigned copies of each document will be returned to you for your records.

Forrest, NetRatings has an exciting and challenging future ahead and we are delighted to have you on the team and leading the APLA region. We look forward to having you join the organization as we create the global currency for Internet media and market research.

Sincerely,


/s/ Susan Hickey
----------------
Susan Hickey
Vice President

cc: William Pulver



Accepted:


/s/ Forrest Didier                                            May 2, 2005
------------------------------------                          -----------
Forrest Didier                                                Date

/s/ William Pulver                                            May 2, 2005
------------------------------------                          -----------
William Pulver                                                Date